AGREEMENT FOR THE PURCHASE
                       AND SALE OF ASSETS AND LIABILITIES

                                     Between


1. AremisSoft Hospitality (US), Inc., a Delaware corporation, with offices at 216 Haddon Avenue - Suite 607, Westmont, New Jersey 08108, USA ;

     hereinafter referred to as "Purchaser",

2. Eltrax Group, Inc. , a Pennsylvania corporation, with offices at 900 Circle 75 Parkway, suite 1700, Atlanta, Georgia 30339, USA (hereinafter "EGI"),

     and

     Verso  Technologies,   Inc.,  (formerly  named  Eltrax  Systems,  Inc.),  a
     Minnesota Corporation, with offices at 400 Galleria Parkway, Suite 300, Atlanta, Georgia 30339, USA (hereinafter "VTI") ;

     hereinafter collectively referred to as "Seller",


     This Agreement for the Purchase and Sale of Assets (the "Agreement") is made this __ day of December 2000, by and among Purchaser and Seller and provides for Purchaser to acquire substantially all of the assets of EGI's Belgian branch located at 19 Ikaroslaan, in 1930 Zaventem (hereinafter "Eltrax Belgium"), subject to the liabilities assumed in this Agreement by Purchaser and no other liabilities. All references to dollars in this Agreement refer to United States dollars unless otherwise specified.

     WHEREAS, Purchaser desires to acquire, on the terms and subject to the conditions reflected below, the business of Eltrax Belgium insofar as the same is conducted through the use of the Acquired Assets and Assumed Liabilities ;

     WHEREAS, the EGI and VTI believe that it is desirable and in their best interests to sell the Acquired Assets and Assumed Liabilities to Purchaser;

     WHEREAS, this Agreement is without prejudice to the US Asset Purchase Agreement (the "Head Agreement") entered into between AremisSoft Corporation as purchaser and Eltrax Systems, Inc. and Eltrax Hospitality Group, Inc. as seller on September 28, 2000 and which the Purchaser and the Seller hereunder declare and confirm to be fully aware of ;

     NOW, THEREFORE, the parties to this Agreement for the Purchase and Sale of Assets and Liabilities do hereby agree as follows:


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                                    ARTICLE I
                                   DEFINITIONS

     As used in this Agreement,  the capitalized  terms identified below in this
Article I shall have the meanings indicated, and variants and derivatives of the following terms shall have correlative meanings. To the extent that certain of the definitions set forth below express agreements between or among parties to this Agreement, or contain representations or warranties or covenants of a party, the parties agree to the same by execution of this Agreement. The parties to this Agreement agree that agreements, representations, warranties, and covenants expressed in any part or provision of this Agreement shall for all purposes of this Agreement be treated in the same manner as other such agreements, representations, warranties, and covenants contained elsewhere in this Agreement, and the Article or Section of this Agreement within which such an agreement, representation, warranty, or covenant appears shall have no separate meaning or effect on the same.


     1.1 Acquired Assets: The assets to be acquired by Purchaser pursuant to the terms hereof, as identified on Section 1.1 of the Acquired Business Disclosure Document attached hereto, including, but not limited to all Intellectual Property and Software Products used in the Acquired Business, and all other assets of EGI in Belgium in connection with the Acquired Business, tangible or intangible (including contractual, warranty, and other rights), the use or value of which is related to the assets so identified.

     1.2 Acquired Business: The business in which the Acquired Assets are utilized, as described in Section 1.2 of the Acquired Business Disclosure Document attached hereto.

     1.3 Acquired Business Balance Sheet: The balance sheet as at September 30, 2000 or, if available prior to the Closing, the balance sheet as at the date provided for in Section 7.1(8) included in the Unaudited Financial Statements of the Acquired Business, excluding the Excluded Assets.

     1.4 Acquired Business Disclosure Document: The document delivered by Seller to Purchaser containing certain disclosures relative to this Agreement, a copy of which is attached to this Agreement as Exhibit 1.4.

     1.5 Acquired Facilities: All offices, fixtures, and improvements owned or leased by Eltrax Belgium or otherwise used in connection with the operation of the Acquired Business or leased or subleased to others, but only to the extent that the same consist of Acquired Assets.

     1.6 Affiliate: When used with respect to a person, an "affiliate" of that person is a person Controlling, Controlled by, or under common Control with that person.

     1.7 Agreement: This Agreement for the Purchase and Sale of Assets and Assumed Liabilities, including all of its Schedules and Exhibits specifically referred to in this Agreement that have been or are to be delivered by a party to this Agreement to another such party in connection with the Transaction or this Agreement, and including all duly adopted amendments, modifications, and supplements to or of this Agreement and such Schedules and Exhibits.

     1.8 Assumed Liabilities: The Liabilities of EGI in Belgium to be assumed by Purchaser pursuant to this Agreement, as specifically identified in Section 1.8 to the Acquired Business Disclosure Document or as described on Section 5.5 below, and no other Liabilities.

     1.9 Closing: The completion of the Transaction, to take place as described in Article II.

     1.10 Closing Date: The date on which the Closing actually occurs, as agreed by the parties, but shall not in any event be prior to satisfaction or waiver of the conditions to Closing set forth in Article VII hereof.

     1.11 Closing Time: The time at which the Closing actually occurs, which shall take place at 5:00 p.m., on the Closing Date, unless otherwise agreed by the parties.

     1.12 Consideration: The net sum of $330,000 to be paid by Purchaser to EGI at the Closing for the Acquired Assets and Assumed Liabilities.

     1.13 Control: Generally, the power to direct the affairs of an Entity by reason of either (i) owning or controlling the right to vote a sufficient number of shares of voting stock or other voting interest of such Entity, or (ii) having the right to direct the general management of the affairs of such Entity by contract or otherwise.

     1.14 Counsel to Seller in Belgium : Jones, Day, Reavis & Pogue, Avenue Louise 480, 1050 Brussels, Belgium.

     1.15 Counsel to Purchaser in Belgium : Braun Bigwood, Avenue Louise 149 - box 20, 1050 Brussels, Belgium.

     1.16  Entity:  A  corporation,   partnership,  sole  proprietorship,  joint
venture, or other form of organization formed for the conduct of a business, whether active or passive.

     1.17 Excluded Assets: Notwithstanding the definition of the Acquired Assets or the Acquired Business, the assets identified in Section 1.17 of the Acquired Business Disclosure Document shall not be deemed part of the Acquired Assets.

     1.18 Head Agreement : The U.S. Asset Purchase Agreement entered into by AremisSoft Corporation, as purchaser and Eltrax Systems, Inc., and Eltrax Hospitality Group, Inc., as seller on the same day as hereof and which Purchaser and Seller hereunder declare and confirm to be fully aware of.

     1.19 Intellectual Property: All Software Products (including, but not limited to, all versions, renewals, modifications and extensions of any Software Product), patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, sublicenses, inventions, trade secrets, technology, know-how, domain names, customer lists, prospect lists and other similar intangible property.

     1.20 Inventories: The stock of raw materials, work-in-process and finished goods, including but not limited to finished goods purchased for resale, held by EGI in Belgium for manufacturing, assembly, processing, finishing, sale, or resale to others (including other Subsidiaries or divisions of Seller), from time to time in the ordinary course of the business of EGI in the form in which such inventories then are held or after manufacturing, assembling, finishing, processing, incorporating with other goods or items, refining, or the like.

     1.21 Liabilities: At any point in time (the Determination Time), the obligations of a person or Entity, whether known or unknown, contingent or absolute, recorded on its books or not, arising or resulting in any way from facts, events, agreements, obligations or occurrences that existed or transpired at a prior point in time, or resulted from the passage of time to the Determination Time.

     1.22 Parent: An Entity which Controls, directly or indirectly, or through one or more intermediaries, a Subsidiary.

     1.23 Payables: Liabilities of a party arising from the borrowing of money or the incurring of obligations for services, merchandise or goods purchased.

     1.24 Proprietary Rights: Trade secrets, copyrights, patents, trademarks, service marks, customer lists, and all similar types of intangible property developed, created or owned by EGI in connection with the Acquired Assets, or used by EGI in connection with its business, whether or not the same are entitled to legal protection.

     1.25 Receivables: Accounts receivable, notes receivable, and other obligations appearing as assets on the books of Eltrax Belgium, and customarily reflected as assets in balance sheets of entities, indicating moneys owed to Eltrax Belgium.

     1.26 Software Products: Any instruction or instructions, in source-code or object code format, for controlling the operation of any computer processing unit together with all user documentation related thereto, insofar a these are related to the Acquired Business.

     1.27 Subsidiary: With respect to any Entity, another Entity of which fifty percent (50%) or more of the effective voting power, or the effective power to elect a majority of the board of directors or similar governing body, or fifty percent (50%) or more of the true equity interest; is owned by such first Entity, directly or indirectly.

     1.28 Transaction: The sale of the Acquired Assets, and the assumption of the Assumed Liabilities, for the Consideration as contemplated by, and subject to the terms and conditions of, this Agreement.

     1.29 Unaudited Financial Statements: The balance sheet as at September 30, 2000, the balance sheet as at December 31, 1999, the income statement for the period September 30, 2000, the income statement for the period ended December 31, 1999 and the related notes provided therewith, for the Acquired Business, excluding therefrom the Excluded Assets, in the case of the December 31, 1999 balance sheet, annual maintenance obligations during 2000 have been eliminated from deferred revenue accounts.


                                   ARTICLE II
                                 THE TRANSACTION

     2.1 The Transaction. On the Closing Date, and at the Closing Time, subject in all instances to each of the terms, conditions, provisions and limitations contained in this Agreement, EGI shall sell, transfer, convey, and assign to Purchaser, by instruments reasonably satisfactory in form and substance to Purchaser and its counsel, and Purchaser shall acquire from EGI, the Acquired Assets, and shall assume the Assumed Liabilities, and only those Liabilities and no others, in exchange for the Consideration. Seller represents that the Acquired Assets are all the assets reasonably necessary for the conduct of the Acquired Business in the ordinary course (exclusive of working capital) in the same manner as that in which such business has been conducted in the immediate past, including, without limitation, all Proprietary Rights, Software Products and Intellectual Property used in the ordinary conduct of the Acquired Business and all contract, warranty, and other intangible rights relating to or arising out of such Acquired Business. Seller further represents that all assets and liabilities of Eltrax Belgium of the type included in the Acquired Assets and Assumed Liabilities, have been transferred to Purchaser or will be transferred to Purchaser prior to the Closing and are reflected in the Acquired Business Balance Sheet. Neither Purchaser nor any of its Affiliates is assuming, becoming liable for, agreeing to discharge or in any manner becoming in any way responsible for any of the Liabilities of EGI in Belgium other than the Assumed Liabilities. Purchaser hereby agrees to pay, perform or discharge all of the Assumed Liabilities. Seller hereby represents that there are no agreements, understandings, or arrangements which, as of or after the Closing, would materially adversely effect the Acquired Assets and the Acquired Business, the ability of EGI to sell, transfer, convey and assign the Acquired Assets and the Acquired Business to Purchaser or result in the assumption of any Liabilities by Purchaser other than the Assumed Liabilities.

     2.2 Manner of Payment. Payment of the Consideration by Purchaser shall be made in immediately available funds by wire transfer to such account or accounts of EGI or of designated third-parties (it being understood that EGI will be using a portion of the Consideration proceeds to pay amounts owed certain third-parties who have played legal, financial and other advisory roles on behalf of Seller in connection with the Transaction) as shall have been adequately described to Purchaser in writing not less than three Business Days prior to the Closing.

     2.3 Closing. The Closing hereunder shall take place as the parties to this Agreement may agree upon, on the Closing Date.

     2.4 Sales and Property Taxes. It being the intent of the parties that the Transaction be exempt from sales, use and transfer taxes, EGI shall pay all sales, use and transfer taxes, if any, arising from the transfer of the Acquired Assets and the Acquired Business. Purchaser will not be responsible for any employee related withholding taxes accrued prior to the Closing, other than those related to the salaried employees referenced in Section 5.5 below.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller:

     3.1 Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the general corporate laws of the State of Minnesota and has the requisite corporate power and authority to carry on its business as it is now being conducted.

     3.2 Authority Relative to This Agreement. Purchaser has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the requisite level of corporate authority of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to approve and adopt this Agreement or to approve the consummation of the Transactions contemplated hereby, including, without limitation, delivery of the Consideration. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms.

     3.3 Absence of Breach; No Consents. The execution, delivery and performance of this Agreement, and the performance by Purchaser of its obligations hereunder do not, except as disclosed in Schedule 3.3, (1) conflict with, and will not result in a breach of, any of the provisions of the Certificate of Incorporation or Bylaws of Purchaser; (2) contravene any law, rule or regulation of any State or Commonwealth or any political subdivision of the United States, or of any applicable foreign jurisdiction, or any order, writ, judgment, injunction, decree, determination, or award affecting or binding upon Purchaser or any of its Subsidiaries, in such a manner as to provide a basis for enjoining or otherwise preventing consummation of the Transaction; (3) conflict with or result in a breach of or default under any indenture or loan or credit agreement or any other agreement or instrument to which Purchaser or any of its Subsidiaries is a party, in such a manner as to provide a basis of enjoining or otherwise preventing consummation of the Transaction; or (4) require the authorization, consent, approval or license of any third party of such a nature that the failure to obtain the same would provide a basis for enjoining or otherwise preventing consummation of the Transaction.


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller, being EGI and VTI individually and collectively, represent and warrant to Purchaser as follows:

     4.1 Organization and Qualification. Seller are corporations duly organized, validly existing, and in good standing under the respective laws of the State of Pennsylvania and Minnesota, USA and have the requisite corporate power and authority to carry on their business as it is now being conducted. EGI is duly qualified as a foreign corporation to do business, and is in good standing, in Belgium.

     4.2 Authority Relative to This Agreement. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding Agreement of Seller enforceable in accordance with its terms. Seller has all requisite corporate power and authority to enter into this Agreement and to carry out the Transaction contemplated hereby, and its doing so has been duly and sufficiently authorized, subject only to governmental regulatory approvals as and to the extent specifically set forth elsewhere in this Agreement.

     4.3 Absence of Breach; No Consents. The execution, delivery, and performance of this Agreement by Seller, and the performance by Seller of its obligations hereunder, do not, (1) except as identified in Section 4.3(1) of the Acquired Business Disclosure Document, conflict with or result in a breach of any of the provisions of the Articles of Incorporation or Bylaws of EGI ; (2) except as identified in Section 4.3(2) of the Acquired Business Disclosure Document, contravene any law, ordinance, rule, or regulation of Belgium or any political subdivision of Belgium or of any applicable foreign jurisdiction, or contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction over, or cause the suspension or revocation of any authorization, consent, approval, or license, presently in effect, which affects or binds, Eltrax Belgium or all or any part of the Acquired Business or any material properties of the Acquired Business, except in any such case where such contravention, suspension or revocation will not have a material adverse effect on the business, condition (financial or otherwise), operations or prospects of the Acquired Business and will not have a material adverse effect on the validity of this Agreement or on the validity of the consummation of the Transaction; (3) except as identified in Section 4.3(3) of the Acquired Business Disclosure Document, conflict with or result in a material breach of or default under any material indenture or loan or credit agreement or any other agreement or instrument to which Seller is a party or by which any of the material properties of the Acquired Business may be affected or bound; (4) except as identified in Section 4.3(4) of the Acquired Business Disclosure Document, require the authorization, consent, approval, or license of any third party, except for those the failure of which to obtain would not reasonably be expected to have a material adverse effect on the Acquired Business or the Acquired Assets; or (5) except as identified in Section 4.3(5) of the Acquired Business Disclosure Document, constitute grounds for the loss or suspension of any permits, licenses, or other authorizations used in the Acquired Business.

     4.4 Financial Statements. EGI has heretofore delivered to Purchaser the Unaudited Financial Statements of the Acquired Business.

     All of the historical financial statements contained in such documents were prepared from the books and records of EGI. The Unaudited Financial Statements were prepared in accordance with Belgian Law. Without limiting the foregoing, as of the Acquired Business Balance Sheet, EGI owned each of the assets included in preparation of the Acquired Business Balance Sheet, and the valuation of such assets in the Acquired Business Balance Sheet is consistent with Belgian Law and accounting practices ; and EGI had no Liabilities required to be included in the

Acquired Business Balance Sheet in accordance with Belgian Law for which the Acquired Business or any part of the Acquired Assets is responsible or liable, other than those included in the Acquired Business Balance Sheet, nor any Liabilities required to be included in the Acquired Business Balance Sheet in accordance with Belgian Law in amounts in excess of the amounts included for them in the Acquired Business Balance Sheet. From the date hereof through the Closing Date, EGI will continue to prepare financial statements for the Acquired Business on the same basis that they have done so in the past, will promptly deliver the same to Purchaser, and agree that from and after such delivery the foregoing representations will be applicable to each financial statement so prepared and delivered.

4.5 Absence of Material Differences From the Acquired Business Disclosure Document. Except as specifically disclosed in the Acquired Business Disclosure Document in sections corresponding to the subsections below:

     (1) No Undisclosed Liabilities. EGI has no Liabilities relating to or affecting the Acquired Business or the Acquired Assets which are not, to the extent required by Belgian Law, adequately reflected or reserved against on the face of the Acquired Business Balance Sheet, except Liabilities incurred since the date of the Acquired Business Balance Sheet in the ordinary course of business of the Acquired Business and consistent with past practice. Without limiting the foregoing, (a) EGI is not in any default or in breach, in any material respect, under any contract, license, mortgage, indenture, deed or permit held or affecting the Acquired Business, (b) there are no leasehold improvements currently due and owing at any of the Acquired Facilities for which the Acquired Business is or will be responsible, and (c) there are no deferred rents due to lessors at or with respect to any of such Acquired Facilities, and
(c) the Acquired Business Disclosure Document sets forth, as a part thereof, each Liability of or affecting the Acquired Business or the Acquired Assets in an amount in excess of $ 10,000 and each person to whom the aggregate amount of such Liabilities is in excess of $ 10,000.

     (2) No Material Adverse Change, Etc. Since the date of the Acquired Business Balance Sheet, other than as contemplated or caused by this Agreement, there has not been (a) any material adverse change in the business, condition (financial or otherwise), operations, or prospects of the Acquired Business; (b) any damage, destruction or loss, whether covered by insurance or not, having a material adverse effect on the business, condition (financial or otherwise), operations or prospects of the Acquired Business, or materially adversely affecting the Acquired Assets; (c) any entry into or termination of any material commitment, contract, agreement or transaction affecting the Acquired Business or the Acquired Assets (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material asset or assets) other than this Agreement and agreements executed in the ordinary course of business; (d) any transfer of or right granted under any material lease, license, agreement, patent, trademark, trade name or copyright included among the Acquired Assets; (e) any sale or other disposition of any asset of the Acquired Business, or any mortgage, pledge or imposition of any lien or other encumbrance on any asset of the Acquired Business or of any corporation included in the Acquired Assets, or any agreement relating to any of the foregoing, other than in the ordinary course of business; or (f) any default or breach in any material respect under any contract, license or permit held by or for or affecting the Acquired Business. Since the date of the Acquired Business Balance Sheet, EGI has conducted the Acquired Business businesses only in the ordinary and usual course, and without limiting the foregoing, no changes have been made in (a) executive compensation levels, or (b) the manner in which other employees of EGI are compensated, or (c) supplemental benefits provided to any such executives or other employees of EGI, or (d) inventory levels of the Acquired

Business in relation to sales levels, except, in any such case, in the ordinary course of business and, in any event, without material adverse effect on the business, condition (financial or otherwise), operations, or prospects of the Acquired Business.

     (3) Taxes. EGI has properly filed or caused to be filed (or obtained proper extensions in respect of) all Belgian income and other tax returns, reports, and declarations that are required by Belgian law to be filed by them and that relate to or in any way affect the Acquired Business or the Acquired Assets except for those the failure of which to file would not have an adverse effect on the Acquired Business or the Acquired Assets, and have paid, or will pay when due all Belgian income and other taxes properly due (including any amounts deferred as a result of an extension or otherwise) for the periods covered by such returns, reports, and declarations.

     (4) Litigation. (a) No material investigation or review by any governmental entity with respect to the Acquired Business or any of the Acquired Assets or the use thereof is, to the best of the knowledge of Seller, pending or threatened (other than inspections and reviews customarily made of businesses such as the Acquired Business), nor has any governmental entity indicated an intention to conduct the same, and (b) there is no action, suit or proceeding pending or, to the best of the knowledge of Seller, threatened against or affecting the Acquired Business or the Acquired Assets at law or in equity, or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality.

     (5) Employees, Etc. There are no company specific collective bargaining, bonus, profit sharing, compensation, or other plans, agreements, trusts, funds, or arrangements maintained by Seller for the benefit of directors, officers or employees of EGI based in Belgium and assigned to the Acquired Business and there are no employment, consulting, severance, or indemnification arrangements, agreements, or understandings between EGI, on the one hand, and any current or former directors, officers or other employees of EGI based in Belgium, on the other hand. The Acquired Business Disclosure Document identifies each person whose annualized income from EGI, on the date of the Acquired Business Balance Sheet, exceeded or would exceed on an annualized basis, or whose income from EGI in the fiscal year begun immediately thereafter is at a rate exceeding, $ 50,000 per annum. EGI is not, and following the Closing will not be, bound by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time or until any specific age except as specified in agreements in writing identified in the Acquired Business Disclosure Document or executed pursuant to the provisions hereof.

     (6) Compliance With Laws. The Acquired Business and each of the Acquired Assets is in substantial compliance with all, and Seller has received no notice of any violation of any laws or regulations applicable to EGI or the operations of the Acquired Business, including, without limitation, the laws and regulations relevant to the use or utilization of premises, or with respect to which compliance is a condition of engaging in any aspect of the business of the Acquired Business, except to the extent the failure of which any of the foregoing to be true would not have a material adverse effect on the Acquired Business or the Acquired Assets. The Acquired Business has all permits, licenses, zoning rights, and other governmental authorizations necessary to conduct its business as presently conducted, except to the extent the failure of the Acquired Business to have any of the foregoing would not have a material adverse effect on the Acquired Business or the Acquired Assets. All such permits, licenses, zoning rights, and other governmental authorizations will, as a part and consequence of the Transactions, be transferred to Purchaser at the Closing.

     (7) Ownership of Assets. EGI has (or as of the Closing will have) good, marketable and insurable title, or valid, effective and continuing leasehold rights (including licenses) in the case of leased or licensed property, to all real property and all personal property owned or leased by it and comprising a part of the Acquired Assets or the Acquired Business, or used by it in the conduct of the Acquired Business in such a manner as to create the reasonable appearance or reasonable expectations that the same is owned or leased by it; such ownership or leasehold rights are, or at the Closing will be, free and clear of all liens, claims, encumbrances and charges (other than those reflected in the lease agreement between Eltrax Belgium as lessee and Codic SA as lessor), except liens for taxes not yet due and minor imperfections of title and encumbrances, if any, which, singularly or in the aggregate, are not substantial in amount and do not materially-detract from the value of the property subject thereto or materially impair the use thereof; no other person has any ownership or similar right in, or contractual or other right to acquire any such right in, any of such assets; and such ownership or leasehold rights will be conveyed to Purchaser at the Closing pursuant to the Transaction. Seller does not know of any potential action by any party, governmental or other, and no proceedings with respect thereto have been instituted of which Seller has notice, that would materially affect EGI`s ability to use and to utilize each of such assets in the business of the Acquired Business. Seller has not received any default notices from any mortgagee regarding any leased properties of the Acquired Business or any leasehold interests which comprise any part of the Acquired Assets. Section 4.5(7) of the Acquired Business Disclosure Document contains a reasonably detailed listing, as of the date specified therein, of all Acquired Assets including, but not limited to, (a) accounts receivable as provided in clause
(10) below, (b) miscellaneous current assets in excess of $ 10,000, (c) prepaid expenses in excess of $10,000, (d) Software Products, (e) real property, and (f) gross aggregate additions for each of the past four years by location of (i) buildings and improvements, (ii) leasehold improvements, and (iii) automobiles and trucks.

     (8) Trade Names. The Acquired Business Disclosure Document identifies each trade name, fictitious business name, or other similar name under which EGI has conducted any part of the Acquired Business or in which EGI has utilized any of the Acquired Assets during the five (5) years preceding the date of this Agreement.

     (9) Facilities. To Seller's knowledge (as applied to all of the following), the Acquired Facilities are (as to physical plant and structure) structurally sound and none of the Acquired Facilities, nor any of the vehicles or other equipment used by EGI in connection with the Acquired Business has any material defects and all of them are in all material respects in good operating condition and repair and are adequate for the uses to which they are being utilized; none of such Acquired Facilities, vehicles or other equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs (normal wear and tear excepted) which are not material in nature or cost. Seller is not in any material breach, violation or default of any lease affecting the Acquired Business or the Acquired Assets with respect to, or as a result of which, the other party, whether lessor, lessee, sublessor, or sublessee thereto, has the right to terminate the same and Seller has not received notice of any claim or assertion that it is or may be in any such breach, violation or default.

     (10) Accounts Receivable. All accounts receivable of EGI reflected in the Acquired Business Balance Sheet represent transactions in the ordinary course of business, and are collectible, net of any reserves. As of the date specified therein, the Acquired Business Disclosure Document specifically identifies (a) the aging of Receivables, (b) each Receivable in excess of $10,000, (c) each Receivable in an amount in excess of $ 5,000 that is more than 90 days past due, and (d) each Receivable from a person or Entity from whom the aggregate of such Receivables exceeds $ 10,000.

     (11) Inventories. All Inventories of EGI reflected in the Acquired Business Balance Sheet are of quality and quantity usable and salable in the ordinary course of business except for obsolete items and items of below-standard quality, all of which, in the aggregate, are immaterial in amount. Items included in EGI's Inventories are carried on the books of EGI, and are valued on the Acquired Business Balance Sheet consistent with Belgian accountancy laws.

     (12) Contracts. The Acquired Assets and the Acquired Business are not affected by any contracts, agreements or understandings, whether express or implied, written or verbal, provided, however, that the Acquired Assets or the Acquired Business may be affected by, and the Acquired Business Disclosure Document need not identify, any such contracts, agreements, or understandings that fall into one of the following categories: (a) those that are terminable on notice of less than thirty-two (32) days and do not involve payments or obligations of more than $ 10,000 in any period of thirty-one (31) days or less (on termination or otherwise); or (b) those that involve aggregate payment or obligation remaining unpaid as of the date of the Agreement of less than $ 10,000. All items excluded in (b) above represent, in the aggregate, less than $ 100,000. EGI is not a party to any executory contract to sell or transfer any part of any leasehold interest included in the Acquired Assets or utilized by the Acquired Business. True and accurate copies of all leases of properties included in the Acquired Assets or utilized by the Acquired Business, including all amendments, supplements, extensions and modifications thereof, have heretofore been delivered to Purchaser by EGI.

     (13) Accounts Payable. The accounts payable reflected on the Acquired Business Balance Sheet do, and those reflected in the most recent balance sheet included in the Unaudited Financial Statements do, and those reflected on the books of EGI at the time of the Closing will, reflect all amounts owed by EGI in respect of trade accounts due and other Payables of the Acquired Business or relating to the Acquired Assets, and the actual Liability of EGI in respect of such obligations was not, and will not be, on any of such dates, in excess of the amounts so reflected on the balance sheets or the books of the Acquired Business, as the case may be.

     (14) Labor Matters. To the best of the knowledge of Seller, there are no activities or controversies, including without limitation, any labor organizing activities, election petitions or proceedings, proceedings preparatory thereto, unfair labor practice complaints, labor strikes, disputes, slowdowns, or work stoppages, pending or, threatened, affecting the employees of EGI.

     (15) Title to and Utilization of Real Properties and Leasehold Estates. Except as disclosed in the Acquired Business Disclosure Document, EGI owns a valid leasehold interest in all real property included in the Acquired Assets and has the right to use the same in accordance with the terms of the lease agreement signed with Codic SA (lessor), and is not aware of any claim, notice or threat to the effect that its right to use such property is subject in any way to any challenge, claim, assertion of rights, proceedings toward condemnation or confiscation, in whole or in part, or is otherwise subject to challenge. To Seller's knowledge, each parcel of real property the leasehold interest in which is included among the Acquired Assets is free of any and all hazardous wastes, toxic substances, or other types of contamination in quantities or conditions requiring remediation, and EGI is not subject to any Liability resulting from or related to any such wastes, substances or contaminants in connection with any such property.

4.6 Full Disclosure. The documents, certificates, and other writings furnished or to be furnished by or on behalf of Seller to Purchaser pursuant to the provisions of this Agreement, taken together in the aggregate, do not and will not contain any untrue statements of a material fact, or omit to state any material fact necessary to make the statements made, in the light of the circumstances under which they are made, not misleading.

4.7 Actions Since Balance Sheet Date. Except as set forth on the Acquired Business Disclosure Document, since the date of the Acquired Business Balance Sheet, Seller has not taken any actions that would be prohibited under the provisions of this Agreement (without the prior consent of Purchaser ) after the date of this Agreement.


                                    ARTICLE V
                             COVENANTS OF PURCHASER

5.1 Affirmative Covenants. From the date hereof through the Closing Date, Purchaser will use commercially reasonable efforts to satisfy the conditions to Closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated by this Agreement, and will use commercially reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of Seller in this Agreement are and remain true and accurate in all material respects and that the covenants and agreements of Seller in this Agreement are honored and that the conditions to the obligations of Purchaser set forth in this Agreement are not incapable of satisfaction.

5.2 Cooperation. Purchaser shall reasonably cooperate with Seller and its counsel, accountants and agents in every way in carrying out the Transactions contemplated herein, and in delivering all documents and instruments deemed reasonably necessary or useful by Seller.

5.3 Expenses. Whether or not the Transaction is consummated, all costs and expenses incurred by Purchaser in connection with the preparation of this Agreement and in preparation for the Transactions contemplated hereby shall be paid by Purchaser.

5.4 Publicity. Prior to the Closing any written news releases by Purchaser pertaining to this Agreement or the Transaction shall be submitted to Seller for review and approval prior to release by the Purchaser, and shall be released only in a form approved by Seller, provided, however, that (1) such approval shall not be unreasonably withheld, and (2) such review and approval shall not be required of releases by Purchaser if prior review and approval would prevent the timely and accurate dissemination of such press release as required to comply, in the judgment of counsel, with any applicable law, rule or policy.

5.5 Offers of Employment. Purchaser shall not be liable for any liabilities associated with any employee terminated by EGI in Belgium prior to the Closing. Notwithstanding the foregoing, Purchaser shall assume responsibility for compensation, including the group insurance plan with Mercator Noordstar nr. 1.801.840, for all employees of EGI in Belgium, accrued after the last payroll period immediately prior to the Closing to the extent consistent with the historical payroll practices of EGI in Belgium and the Acquired Business. Purchaser shall not assume responsibility for any scheduled or unscheduled payroll payments due the employees of the Acquired Business indicated on
Schedule 5.5 for any form of compensation which may be accrued by such employees.


                                   ARTICLE VI
                               COVENANTS OF SELLER

6.1 Affirmative Covenants. From the date hereof through the Closing Date, Seller will take every action reasonably required of it to satisfy the conditions to Closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated hereby, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of Purchaser in this Agreement are and remain true and accurate and that the covenants and agreements of Purchaser in his Agreement are honored and that the conditions to the obligations of Purchaser set forth in this Agreement are not incapable of satisfaction.

6.2 Covenant Not to Compete. Without prejudice to the Head Agreement under this respect, Seller will not engage in the European Union nor elsewhere in Europe for a period of five years from the Closing Date, in any business competitive with that of the Acquired Business, directly or indirectly, alone or in collaboration with others, except with the written consent of Purchaser or as a shareholder of less than one percent (1%) of the common stock of a publicly held company engaged in one or more of such businesses and with such other terms as are mutually acceptable to Seller and Purchaser.

6.3 Access and Information. Subject to the terms and conditions of the existing confidentiality agreement between Seller and Purchaser (the terms and conditions of which are incorporated herein by reference), between the date of this Agreement and the Closing Date Seller shall afford to Purchaser and to Purchaser's accountants, counsel, and other representatives reasonable access during normal business hours throughout the period prior to the Closing to all of its properties, books, contracts, commitments, records (including, but not limited to, tax returns), and personnel relating to the Acquired Assets or the Acquired Business and, during such period, shall furnish promptly to Purchaser
(1) all written communications to its directors or to its shareholders generally relating to the Acquired Assets or the Acquired Business, (2) internal monthly financial statements of the Acquired Business when and as available, and (3) all other information relating to the Acquired Assets or the Acquired Business as Purchaser may reasonably request, but no investigation pursuant to this Section
6.3 shall affect any representations or warranties of Seller, or the conditions to the obligations of Purchaser to consummate the Transaction contained in this Agreement. Purchaser and its representatives shall use their best efforts to assert their rights hereunder in such a manner as to minimize interference with the business of EGI in Belgium.

6.4 No Solicitation. Until the Closing Date or the termination of this Agreement in accordance with its terms, Seller, and those acting on its behalf will not, and Seller will use its best efforts to cause its officers, employees, agents, and representatives (including any investment banker) to not, directly or indirectly, solicit, encourage, or initiate any discussions with, or negotiate or otherwise deal with, or provide any information to, any person or Entity other than Purchaser and its officers, employees, and agents, in relation to the Acquired Assets or the Acquired Business. Seller will notify Purchaser immediately upon receipt of an inquiry, offer or proposal relating to any of the foregoing. None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of the Seller's business, or providing information to government authorities.

6.5 Conduct of Business Pending The Transactions. Seller covenants and agrees with Purchaser that, prior to the consummation of the Transaction or the termination of this Agreement pursuant to its terms, unless Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, and except as otherwise contemplated by this Agreement or disclosed in the Acquired Business Disclosure Document, Seller will comply with each of the following:

     (1) The Acquired Business, and the other businesses that relate to, use or affect the Acquired Assets, if any, will be conducted only in the ordinary and usual course. Seller shall use reasonable efforts to keep intact the business organization and goodwill of the Acquired Business, to keep available the services of the employees of EGI whose principal activities relate to the Acquired Business and maintain relationships, in a manner reasonably consistent with historical practices, with suppliers, lenders, creditors, distributors, employees, customers and others having business or financial relationships with the Acquired Business, and it shall immediately notify Purchaser of any event or occurrence or emergency material to and not in the ordinary and usual course of business of, the Acquired Business or affecting any material part of the Acquired Assets, or any of its Subsidiaries.

     (2) EGI shall not create, incur or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, affecting the Acquired Business or any of the Acquired Assets, except in the ordinary course of business and consistent with past practice;

     (3) EGI shall not (a) adopt, enter into, or amend an bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, or other employee benefit plan, agreement trust fund or arrangement for the benefit or welfare of any employees of the Acquired Business, or (b) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any such employee except, with respect to employees who are not officers or directors, in the ordinary course of business and consistent with past practice.

     (4) EGI shall not sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of the Acquired Assets except for sales, encumbrances and other dispositions or grants in the ordinary course of business of the Acquired Business and consistent with past practice and except for liens for taxes not yet due or liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or as specifically provided for or permitted in this Agreement.

     (5) EGI shall not enter into, or terminate, any material contract, agreement, commitment, or understanding relating to or affecting the Acquired Assets or the Acquired Business.

     (6) EGI shall not enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subparagraphs (1) through (5) above.

     (7) EGI will continue to properly and promptly file when due (or obtain proper extensions with respect to) all tax returns, reports, and declarations required to be filed by it relating to the Acquired Assets or the Acquired Business, and will pay when due, all taxes and governmental charges due (including any amounts deferred as a result of an extension or otherwise) from or payable by it relating to the Acquired Assets or the Acquired Business.

     (8) EGI will comply in all material respects with all laws and regulations applicable to the operations of the Acquired Business and the utilization of the Acquired Assets.

     (9) EGI will maintain in full force and effect insurance coverage relating to the Acquired Assets or the Acquired Business of a type and amount consistent with past practice, but not less than that presently in effect.

6.6 Cooperation. Seller will reasonably cooperate with Purchaser and its counsel, accountants, and agents in every way in carrying out the transactions contemplated by this Agreement and in delivering all documents and instruments deemed reasonably necessary or useful by Purchaser.

6.7 Expenses. Whether or not the Transaction is consummated, all costs and expenses incurred by Seller and Purchaser in connection with the preparation of this Agreement and in preparation for the Transaction and in connection with the Closing of the Transaction contemplated hereby shall be paid in accordance with the terms of Sections 6.3 and 7.8 of the Head Agreement.

6.8 Updating the Exhibits and Disclosure Documents. Seller shall notify Purchaser of any changes, additions, or events which may cause any change in or addition to the Acquired Business Disclosure Document or any Schedules delivered by them under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to the Acquired Business Disclosure Document and to all such Schedules. No such notification made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless Purchaser specifically agrees hereto in writing nor shall any such notification be considered to constitute or give rise to a waiver by Purchaser of any condition set forth in this Agreement.

6.9 Payment of Unassumed Liabilities. Seller agrees to promptly pay when due, or otherwise to discharge, without cost or expense to Purchaser, each and every Liability of Seller relating to the Acquired Business other than the Assumed Liabilities.


                                   ARTICLE VII
                              CONDITIONS TO CLOSING

7.1 Conditions to Obligation of Purchaser. The obligation of Purchaser to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Purchaser shall waive such fulfillment:

     (1) This Agreement and the Transaction contemplated hereby shall have received those approvals, consents, authorizations, and waivers from third parties (including lenders, holders of debt securities and lessors), identified in the attached Schedule 7.1(1) .

     (2) There shall not be in effect a preliminary or permanent injunction or other order by any federal or state court or other authority which prohibits the consummation of the Transaction.

     (3) Seller shall have performed in all material respects each of its agreements and obligations contained in this Agreement and required to be performed on or prior to the Closing and shall have complied with all material requirements, rules, and regulations of all regulatory authorities having jurisdiction relating to the Transaction.

     (4) No material adverse change shall have taken place in the business, condition (financial or otherwise) operations, or prospects of the Acquired Business or the Acquired Assets since the date of the Acquired Business Balance Sheet other than those, if any, that result from the changes permitted by, and transactions contemplated by, this Agreement.

     (5) The representations and warranties of Seller set forth in this Agreement shall be true in all material respects as of the date of this Agreement or, except in such respects as, in the reasonable judgment of Purchaser, do not materially and adversely affect the business, condition (financial or otherwise), operations, or prospects of the Acquired Business or the Acquired Assets, as of the Closing Time as if made as of such time.

     (6) Purchaser shall have received from EGI and VTI an officer's certificate, executed by the Chief Executive Officer and the Chief Financial Officer of each (in their capacities as such) dated the Closing Date, as to the satisfaction of the conditions in paragraphs (3), (4), and (5) above and including, as exhibits, copies of all authorizing board and, where necessary, shareholder resolutions and true and complete copies of their charter documents.

     (7) Purchaser shall have received from EGI a Bill of Sale or such other or additional documents sufficient to transfer title to the Acquired Assets to Purchaser and the delivery of all Software Products and Intellectual Property, in each case reasonably satisfactory in form and substance to Purchaser and its counsel.

     (8) EGI will use commercially reasonable efforts to make available to Purchaser prior to Closing an updated unaudited balance sheet and income statement with related notes and schedules as of the end of the month immediately prior to the Closing Date. If those updated financial statements are produced, they shall, for purposes of the definition of "Unaudited Financial Statements," replace and supersede the balance sheet as at September 30, 2000 and the income statement for the period ended September 30, 2000, in their entirety, for all purposes relevant to this Agreement.

7.2 Conditions to Obligation of Seller. The obligation of Seller to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Seller shall waive such fulfillment:

     (1) This Agreement and the Transaction contemplated hereby shall have received those approvals, consents, authorizations, and waivers from third parties (including lenders, holders of debt securities and lessors) as identified on Schedule 7.2(1).

     (2) There shall not be in effect a preliminary or permanent injunction or other order by any federal or state authority which prohibits the consummation of the Transaction.

     (3) Purchaser shall have performed in all material respects each of its agreements and obligations contained in this Agreement required to be performed on or prior to the Closing and shall have complied with all material requirements, rules and regulations of all regulatory authorities having jurisdiction relating to the Transaction.

     (4) The representation and warranties of Purchaser set forth in this Agreement shall be true in all material respects as of the date of this Agreement and, except in such respects as do not materially and adversely affect the business of Purchaser and its Subsidiaries, taken as a whole, as of the Closing Time as if made as of such time.

     (5) Seller shall have received from Purchaser an officer's certificate executed by the Chief Executive Officer and the Chief Financial Officer of Purchaser (in their capacities as such), dated the Closing Date, as to the satisfaction of the conditions of paragraphs (3) and (4) above and including, as exhibits, copies of all authorizing board and, where necessary, shareholder resolutions and true and complete copies of its charter documents.

     (6) Seller shall have received from Purchaser evidence satisfactory to Seller and its counsel that the Consideration has been, or is in the process of being, delivered in the form of immediately available funds via wire transfer or other means acceptable to Seller.

                                  ARTICLE VIII
                         TERMINATION, AMENDMENT, WAIVER

8.1 Termination. This Agreement and the Transaction may be terminated at any time prior to the Closing, whether before or after any necessary shareholders approval:

     (1)  By mutual consent of Purchaser and Seller;

     (2) By Purchaser or Seller upon the material breach of this Agreement by the other; or

     (3) By either Purchaser or Seller, upon written notice to the other, if the conditions to such party's obligations to consummate the Transaction, in the case of Purchaser, as provided in Section 7.1, or, in the case of Seller, as provided in Section 7.2, were not, or cannot reasonably be, satisfied on or before December 31, 2000 unless the failure of condition is the result of the material breach of this Agreement by the party seeking to terminate this Agreement.

8.2 Amendment. This Agreement may be amended by Seller and Purchaser by action taken at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of Seller and Purchaser.

8.3 Waiver. At any time prior to the Closing Date, Purchaser, Seller, by action taken by their respective Boards of Directors, may, but shall not be obligated to, (1) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (2) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (3) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

8.4 Relief. In the event of liability on the part of Seller to Purchaser in accordance with the provisions of this Agreement prior to the Closing, the parties recognize and acknowledge that monetary measures of damages will not reasonably be calculable and that specific performance and injunctive relief should therefore be available to Purchaser.


                                   ARTICLE IX
                                    INDEMNITY

9.1 Indemnification of Purchaser. Seller hereby agrees to indemnify, defend and hold harmless, Purchaser and its officers, directors, shareholders, managers, members, employees, independent contractors, agents, successors and assigns (collectively, the "Purchaser Parties"), for, from and against any and all liabilities, losses, costs or expenses which any of the Purchaser Parties may suffer or for which any of the Purchaser Parties may become liable and which are based on, the result of, arise out of or are otherwise related to any of the following:

     (1) any inaccuracy or misrepresentation in, or breach of any representation or warranty of Seller contained in this Agreement, any of the documents or agreements executed in connection with this Agreement (collectively, the "Attendant Documents") or any certificate, schedule, list or other instrument to be furnished by Seller to Purchaser pursuant to this Agreement or any of the Attendant Documents;

     (2) any breach or failure of Seller to perform any covenant or agreement required to be performed by Seller pursuant to this Agreement or any of the Attendant Documents including, without limitation, Seller's obligations to pay the unassumed Liabilities under Section 6.9 above;

     (3) any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees and consultants' fees (collectively, the "Related Expenses"), incident to any of the foregoing.

9.2 Indemnification of Seller. Purchaser hereby agrees to indemnify, defend and hold harmless, Seller and their respective officers, directors, shareholders, managers, members, employees, independent contractors, agents, successors and assigns (collectively, the "Seller Parties"), for, from and against any and all liabilities, losses, costs or expenses which any of the Seller Parties may suffer or for which any of the Seller Parties may become liable and which are based on, the result of, arise out of or are otherwise related to any of the following:

     (1) any inaccuracy or misrepresentation in, or breach of any representation or warranty of Purchaser contained in this Agreement, any of the Attendant Documents or any certificate, schedule, list or other instrument to be furnished by Purchaser to Seller pursuant to this Agreement or any of the Attendant Documents;

     (2) any breach or failure of Purchaser to perform any covenant or agreement required to be performed by Purchaser pursuant to this Agreement or any of the Attendant Documents including, without limitation, Purchaser's obligations to pay the Assumed Liabilities under Section 2.1 above;

9.3  Remedies  Not  Exclusive.   The Purchaser  Parties  and the Seller Parties
shall be entitled to exercise and resort to all rights and remedies for misrepresentation or breach as are afforded at law or in equity, including, without limitation, rescission, specific performance or such other non-monetary remedies and relief as may be afforded under this Agreement or by a court of competent jurisdiction. Neither the existence or exercise of any specific remedies is intended to be exclusive or impair or otherwise adversely affect in any manner whatsoever any rights, remedies or relief otherwise available, and each and every right and remedy will be cumulative and in addition to every other right and remedy provided in this Agreement or by law. Notwithstanding the foregoing, other than actions for fraud or other intentional torts, the remedies set forth in this Article 9 shall be the Purchaser Parties' and the Seller Parties' sole and exclusive remedies relative to the recovery of economic or monetary damages.

9.4 Cooperation. Purchaser shall, and shall cause its accountants, counsel, employees and other representatives to, reasonably cooperate with Seller in connection with any and all disputes which may arise in connection with any and all Liabilities other than the Assumed Liabilities (the "Excluded Liabilities").

Seller shall, and shall cause its accountants, counsel, employees and other representatives to, reasonably cooperate with Purchaser in connection with any and all disputes which may arise in connection with any and all of the Assumed Liabilities. Without limiting the generality of the foregoing, Purchaser shall cause its accountants, counsel, employees and other representatives, to make available to Seller, their employees, work papers, documents and other information and materials reasonably requested by Seller in connection with the Excluded Liabilities and Seller shall cause its respective accountants, counsel, employees and other representatives, to make available to Purchaser, its employees, work papers, documents and other information and materials reasonably requested by Purchaser in connection with the Assumed Liabilities. The party requesting cooperation (Seller in connection with the Excluded Liabilities or Purchaser in connection with the Assumed Liabilities) shall pay all out-of-pocket expenses reasonably incurred and paid by the cooperating party to third parties in connection with such cooperative efforts; provided, however, that the party requesting cooperation shall not be obligated to reimburse the cooperating party for the time spent by any of their or their Affiliates' employees' time spent in connection with such cooperative efforts.

9.5 Initial Limitation. Other than the rights to defend and hold harmless with respect to third party claims, neither Party (defined below) shall have any liability for indemnification pursuant to Section 9.1 and Section 9.2, above, until the aggregate amount of all losses suffered by the Party seeking indemnification with respect to such matters exceeds the sum of $ 100,000; provided, however, that this limitation shall not apply to breaches by Seller of its obligations under Section 6.9 above or Purchaser of its obligations to pay the Assumed Liabilities. For purposes of this Section 9.5 and Section 9.6 below, Purchaser, on the one hand, and Seller, collectively, on the other hand, shall each constitute a "Party."

9.6 Aggregate Limitation. The aggregate liability, for either Party, for indemnification pursuant to Section 9.1 or Section 9.2, above, shall not exceed the sum of ten million dollars ($ 10,000,000); provided, however, that this limitation shall not apply to breaches by Seller of its obligations under
Section  6.9  above  or  Purchaser  of  its   obligations  to  pay  the  Assumed
Liabilities.

9.7 Available Insurance Limitation. The amount of any recovery for indemnification pursuant to Section 9.1 or Section 9.2, above, shall be determined after taking into account all amounts to which the indemnified party is entitled and actually receives under the provisions of all insurance policies with third parties (i.e. actual insurance policies and not self-insurance or retention programs) subject to offset for any increase in premiums attributable to such losses or payments made in respect of such losses. The parties agree to use reasonable efforts to collect amounts available under any such insurance policies.

9.8 Balance Sheet Adjustment Limitation. With respect to any claim of indemnification related to any breach of Sections 4.4, 4.5(1), 4.5(10), and/or 4.5(11) or any other representation or warranty concerning the Unaudited Financial Statements, the amount of any recovery by the Purchaser Parties for indemnification pursuant to Section 10.1, above, as a result of any breach of Sections 4.4, 4.5(1), 4.5(10), and/or 4.5(11) or any other representation or warranty concerning the Unaudited Financial Statements, shall be reduced by any Balance Sheet Gains (defined below). Upon any such claim for recovery, or upon the reasonable request of Seller after a claim has been made by Purchaser hereunder, Purchaser shall deliver to Seller a report identifying Balance Sheet Gains or will represent in writing that there are no Balance Sheet Gains. For purposes of this Agreement, the term "Balance Sheet Gains" means any realization with respect to any current asset in excess of its value as reflected on the Acquired Business Balance Sheet (as adjusted to account for any ordinary course changes thereto through the Closing Date), or any positive realization with respect to any Liability reflected on the Acquired Business Balance Sheet (as adjusted to account for any ordinary course changes thereto through the Closing
Date) (in that Purchaser is actually responsible for any amount less than that reflected thereon).

9.9 Application of Indemnification Provisions. The parties agree that the limitations of the indemnification provisions contained in Sections 9.5, 9.6,
9.7 and 9.8 above do not apply to the parties' rights and obligations to defend and hold harmless with regard to third party claims, pursuant to Sections 9.1 and 9.2 above.

                                    ARTICLE X
                               GENERAL PROVISIONS

10.1 Collection of Accounts Receivable. Upon and after the Closing, Purchaser shall have the right and authority to collect all Receivables transferred to Purchaser pursuant to this Agreement and to endorse the name of EGI on any checks received on account of any such Receivables. Seller shall promptly transfer and deliver to Purchaser any cash, checks or other property which EGI may receive in respect of such accounts after the Closing Date. Seller will cooperate with Purchaser, at its reasonable request, on and after the Closing Date in endeavoring to collect all Receivables transferred to Purchaser by furnishing, at Purchaser's cost and expense, such information, testimony and other assistance as Purchaser may reasonably require in connection with collection of such accounts. Payments received from customers in respect of any Receivables shall be applied to the oldest outstanding Receivable from such customer, unless such customer, acting on its own volition, specifically identifies such payment to a particular Receivable, in which case such payment shall be applied to the specified Receivable. Purchaser hereby agrees not to coerce or suggest, directly or indirectly, in any way, to any customer that they identify any payment to a particular Receivable, and in the event of any such coercion or suggestion Purchaser agrees to make a credit to EGI, for any Receivables put to EGI as provided below, in an amount equal to five times the amount of that Receivable. Purchaser shall use commercially reasonable efforts to collect the Receivables (but shall not be obligated hereunder to bring any action to collect any Receivables) but if it shall fail to collect the full amount of any such Receivable within 180 days after the Closing Date, Purchaser shall have the right to put such Receivable to Seller, whereupon Seller shall repurchase such Receivable from Purchaser at the face amount thereof; provided, however, that Seller shall not have any obligation to repurchase any Receivables until the aggregate amount of Receivables which Purchaser has a right to, and has elected to, put to Seller exceeds the amount of any reserve for such Receivables reflected on the September 30, 2000 balance sheet previously delivered to Purchaser (or, if delivered pursuant to Section 7.1(8) above, the balance sheet as at the date provided therein), and then only to the extent of such excess. Any such put right must be exercised on or before 360 days after the Closing Date unless extended in writing by Seller. Notwithstanding the foregoing, Purchaser shall not have the right to put to Seller any Receivable which Purchaser has compromised or settled or agreed to accept payment at less than the face amount thereof in full satisfaction thereof or otherwise given a credit in respect thereof. Upon a put of a receivable to EGI, Purchaser will cooperate with Seller, at its reasonable request, in endeavoring to collect all Receivables put to EGI by furnishing, at Seller's cost and expense, such information, testimony and other assistance as Seller may reasonably require in connection with collection of such accounts.

10.2 Arbitration. In the event that there shall be a dispute arising out of or relating to this Agreement, the Transaction, any document referred to herein or centrally related to the subject matter hereof, or the subject matter of any of the same, the parties agree that such dispute shall be submitted to binding arbitration in Brussels, Belgium, under the auspices of, and pursuant to the rules of, CEPANI as then in effect, or such other procedures as the parties may agree to at the time, before an arbitrator selected pursuant to the rules of CEPANI. Any award issued as a result of such arbitration shall be final and binding between the parties, and shall be enforceable by an court having jurisdiction over the party against whom enforcement is sought.

10.3 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given if and when delivered personally or three (3) business days following mailing by registered or certified mail (return receipt requested) to the parties at the following addresses or at such other address for a party as shall be specified by like notice given.

If to Purchaser:

AremisSoft (UK) Plc
Goldsworth House
Denton Way, Goldsworth Park
Woking, Surrey GU21 3LG, UK

with a required copy to:

Scott E. Bartel, Esq.
Bartel Eng Linn & Schroder
300 Capitol Mall, Suite 1100
Sacramento, CA 95814, USA


If to Seller:

Verso Technologies, Inc.
400 Galleria Parkway, Suite 300
Atlanta, Georgia 30339, USA

with a required copy to:

William E. Sider, Esq.
Derek S. Adolf, Esq.
Jaffe, Raitt, Heuer & Wess, P.C.
 One Woodward Avenue, Suite 2400
Detroit, Michigan 48226, USA

10.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.5 Survival of Representations, Warranties, Etc. The representations, warranties, covenants, and agreements of the parties contained herein shall survive the Closing and any investigation of the other party made prior thereto. Representations and warranties shall so survive for a period of three (3) years from the Closing, except for those contained in Sections 3.1, 3.2, 3.3, 4.1, 4.2 and 4.3 which shall survive indefinitely, and for those contained in Section 4.4 which shall survive until March 31, 2001.

10.6 Miscellaneous. This Agreement and the existing confidentiality agreement referenced in Section 6.3 constitute the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof, except as specifically provided otherwise or referred to herein, so that no such external or separate agreements relating to the subject matter of this Agreement (1) shall have any effect or be binding, unless the same is referred to specifically in this Agreement or is executed by the parties after the date hereof; (2) is not intended to confer upon any other person any rights or remedies hereunder; (3) shall not be assigned by operation of law or otherwise except for assignments of all or any part of the rights of Purchaser hereunder, which may be freely assigned by Purchaser so long as the obligations of Purchaser under this Agreement remain obligations of, or their performance is unconditionally guaranteed (which must be a guaranty of performance, and not just collection, with no duty on the part of Seller to pursue the assignee first, and which guarantee must be approved by Seller in advance, which approval will not be unreasonably withheld) by, Purchaser; and (4) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of Belgium, without regard to the principles of conflict of laws thereof. It is acknowledged and understood by Seller that Purchaser may assign it rights, but not its obligations, hereunder, after execution and prior to the Closing, to one or more wholly-owned (direct or indirect) Subsidiaries of Purchaser. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement and facsimile signatures shall have equal dignity with original signatures for all purposes.


                           [INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement for the Purchase and Sale of Assets to be signed in five original copies, one for each party hereto and the others for the Belgian tax authorities, on December __, 2000 by their respective officers thereunto duly authorized.

                                      Purchaser:

                                      AremisSoft Hospitality (U.S.), Inc.


                                      By: ___________________________________
                                          Roys Poyiadjis, CEO


                                     Seller:

                                     Verso Technologies, Inc., formerly named
                                     Eltrax Systems, Inc.


                                     By: ___________________________________
                                         Juliet M. Reising,
                                         Executive Vice President and
                                         Chief Financial Officer



                                     Eltrax Group, Inc.


                                     By: ___________________________________
                                         Wim Vanhoof, Proxyholder